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                                                                    Exhibit 10.3

April 23, 1997


Mr. Richard Brown
Hamilton Lodge
Dean Lane
Cookham Dean
Berkshire
SL6 9AF
United Kingdom


Dear Richard

OFFER OF EMPLOYMENT

Over the last several months, we have spent a great deal of time evaluating our plans to launch into the international marketplace. After careful evaluation by the management team, it has been determined that we are willing, financially capable and have a product that is ready with minimal entry level changes required. Furthermore, the international market for a standards based call center product with rich CTI functionality appears to be potentially more robust than the US.

This immediate market opportunity has focused our attention on recruiting an experienced, high energy individual that will be able to both plan for and exploit this opportunity. After our initial meeting and your subsequent visit to our corporate facility, the management team is in unanimous agreement that you fit this profile.

I am pleased to extend this invitation to you to join Apropos Technology in the capacity of Director, International Operations, reporting to me.

Your objectives will include:

   . Develop a plan to exploit the international marketplace. The initial focus will be on Europe and we anticipate we will move to Asia Pacific in the near future. The plan you develop will determine the best business model which will primarily be focused on product distribution and support strategies.

   . Provide Product Marketing with focused input regarding the special product, literature, trade show, home page and other unique requirements of your marketplace.

   .  Work with Finance in setting up the optimal business structure.
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      .  Develop a hiring plan that brings the appropriate staff in when required to sell and support our systems in line with the distribution methods selected.

      . Virtually any other task required to create a world class call center solution company.

Should you wish to accept this offer, it is anticipated that your start date will be on or before 1st June 1997. Please advise the earliest date you will be able to join us.

The following represent your proposed terms of employment:

Your legal employer will be Apropos Technology Ltd., Royal Albert House, Sheet Street, Windsor, Berkshire, SL4 1BE.

For statutory purposes your employment will be counted as continuous from the agreed date of joining, once agreed.

Salary and Benefits

Your compensation will consist of basis salary plus bonus element. Your basic salary will be (Pounds)67,000 per annum ((Pounds)5583 per month) from our UK payroll source. In addition, a bonus package will be provided with an annualized target of (Pounds)24,000 paid quarterly which will consist of a set of mutually agreed upon MBO's. This bonus will transition to a plan based 50% on MBO's and 50% on financial performance such as revenue, bookings and or margin contribution in 1998. This will result in a targeted annual compensation of (Pounds)91,000. In addition, you will be granted an incentive stock option of 20,000 shares of Apropos stock. The ISO has a standard twelve month probation period after which on the first anniversary date you will vest the first twelve (12) months and accrue 1/48 of the total option each month thereafter until the option is fully vested at four years.

You will be provided with a benefit plan which includes health insurance for you and your dependents, life insurance at 3 times your annual salary, annual pension contribution of 5% and permanent health insurance.

The basis working hours are 9:00 to 5:30pm Monday to Friday, with one hour for lunch. You may however be required to work such additional time outside these hours as reasonably needed to complete your duties.

Car Allowance

This position has the benefit of a car allowance of (Pounds)12,500 per annum ((Pounds)1042/month) to provide your own vehicle for business use. The company reimburses business mileage at between 30 and 40 pence/mile (dependent upon cubic capacity of your vehicle).
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Holiday Entitlement and Pay

You are entitled to 23 working days annual vacation, and also 8 statutory bank holidays. The company can designate up to a maximum of 7 working days, including a Christmas/New Year shutdown, and the balance of your entitlement is to be taken by arrangement with your manager. Your holiday entitlement for the balance of 1997 will be advised when your start date is confirmed.

Long service holidays are provided in addition as follows:

               After 5 years service    -   1 extra day
               After 10 years service   -   2 extra days
               After 15 years service   -   3 extra days
               After 20 years service   -   4 extra days
               After 25 years service   -   5 extra days

Sickness Absence

The company operates a sickness absence pay scheme.

Notice of Termination of Employment

In the event of the Company terminating your employment, you are entitled to receive three months notice.

If you wish to leave the Company's employment, you are required to give three months notice.

Grievance and Disciplinary procedure

If you have a grievance or are dissatisfied with a disciplinary decision, you should initially discuss it with your Manager. If your dissatisfaction cannot be resolved at this level you should contact his/her Manager. If you are still dissatisfied you should contact the Human Resources Manager.

Business Ethics and Confidentiality

You will treat as confidential, and not make use of, disclose or divulge any information which belongs or relates to Apropos Technology Inc. or any of its subsidiary operations including Apropos Technology Ltd.

In order to protect Apropos' proprietary rights, you are deemed to have assigned to Apropos Technology, all right title and any interest in and to any inventions made, originated or developed during the course of or otherwise related to the service provided to Apropos by yourself during your employment by Apropos.
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Whilst I hope that this statement of terms and conditions of employment is self explanatory, should you have any questions please do not hesitate to contact me.

Richard, I am sincerely looking forward to working with you in building from the ground up, the best designed and performing international operation for an international software firm in the industry. We have the foundation in place with our current products and set of partners to aggressively launch this endeavor. The window of opportunity is wide open for all of us to exploit.

Whilst the offer we are providing provides some obvious financial rewards, I truly believe that the greater opportunity for you is to build something from scratch that has your name on it. The entire management team at Apropos will do whatever is necessary to make you and your efforts a success. I personally believe in you and the opportunity and am committed to making this an "exceeds expectations" situation for all involved.

This offer will remain open for a period of 7 days from the date of this letter. Should you decide to join Apropos, I would appreciate you signing and returning one copy of this letter to me as your agreement to the terms and conditions set out here.


Sincerely,


James M. Nelson
Vice President Sales


I agree to the terms and conditions contained in this letter.


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Accepted, Richard David Brown                                Date